As filed with the Securities and Exchange Commission on August 7, 2026.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Veradermics, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	2834	84-3304423
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
470 James St.
New Haven, CT 06513
(228) 372-3376
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Reid Waldman, M.D.
Chief Executive Officer
Veradermics, Incorporated
470 James St.
New Haven, CT 06513
(228) 372-3376
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Zachary Blume Nicholas Roper Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000	Michael Greco General Counsel Veradermics, Incorporated 470 James St. New Haven, CT 06513 (228) 372-3376
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 7, 2026
PRELIMINARY PROSPECTUS
Up to 16,772,058 Shares of Common Stock
Up to 300,000 Shares of Common Stock Underlying Pre-Funded Warrants
Veradermics, Incorporated
This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors, of up to (i) 16,772,058 shares of common stock and (ii) 300,000 shares of common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), with an exercise price of $0.00001 per share (collectively, the “Resale Shares”).
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 26. We do not know when or in what amount the selling stockholders may dispose of or offer for sale the shares covered by this prospectus.
We are not offering any shares of common stock under this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders, except with respect to the amounts received by us upon exercise of the Pre-Funded Warrants, to the extent such Pre-Funded Warrants are exercised for cash.
Our common stock trades on the New York Stock Exchange under the symbol “MANE.” The last reported sale price of our common stock on the New York Stock Exchange on August 6, 2026 was $108.65.
We are an “emerging growth company” and a “smaller reporting company” as defined under federal securities laws and, as such, have elected to comply with certain reduced reporting requirements in this prospectus and may elect to do so in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated                , 2026.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.
i

TRADEMARKS
This prospectus contains references to our trademarks and those trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained or incorporated by reference in this prospectus, concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research and studies conducted by third parties. We believe that the information from these third-party publications, research and studies included or incorporated by reference in this prospectus is reliable. However, we have not separately verified this data. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable; however, such research has not been verified by any third party. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.
ii

PROSPECTUS SUMMARY
This summary highlights information included elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all the information that may be important to you. You should read and consider this entire prospectus carefully, including the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” appearing in this prospectus and the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the notes thereto including in the documents incorporated by reference herein. Except where the context otherwise requires or where otherwise indicated, the terms “Veradermics,” “we,” “us,” “our,” “the Company,” and “our business” refer to Veradermics, Incorporated and its consolidated subsidiaries.
Overview
We are a dermatologist-founded, late clinical-stage biopharmaceutical company focused on developing innovative therapeutics to address pervasive treatment challenges in highly prevalent aesthetic and dermatological conditions. Our initial focus is developing better treatments for pattern hair loss, or PHL, a condition affecting approximately 50 million men and 30 million women in the United States. Current PHL treatment options are limited and therefore are consistently plagued with high rates of treatment failure, patient dissatisfaction and treatment discontinuation. Patients and healthcare providers routinely identify the following shortcomings with currently available treatment options:
■Slow onset of hair growth
■Inconsistent results
■Insufficient density of hair growth for patient satisfaction
■Tolerability issues related to hormonal, mood and cardiac side effects
■Inconvenient administration
■Limited U.S. Food and Drug Administration, or FDA, approved treatment options, and no FDA-approved oral options for women
We are developing VDPHL01 as an oral, non-hormonal treatment for men and women with PHL to reduce the barriers to wide adoption of chronic hair loss therapy and potentially transform PHL treatment. We believe that a marketing application could initially seek approval in male patients, followed by a supplemental new drug application, or sNDA, for female patients, or could alternatively pursue approval in both male and female patients simultaneously depending on the timing of the completion of our clinical trials.
VDPHL01 is an oral, extended-release, or ER, formulation of minoxidil, a proven hair growth agent, designed to maximize minoxidil’s impact on hair restoration while minimizing the risk of cardiac activity. Though immediate-release, or IR, oral minoxidil was originally designed to treat resistant hypertension, it has been used off label as a treatment for PHL after hair growth was observed as a side effect. However, IR oral minoxidil’s release profile was not designed for hair growth as its short duration of circulation allows less time for follicular saturation and must be used at lower doses to reduce the likelihood of reaching off target cardiac stimulative levels. VDPHL01 builds on minoxidil’s validated hair growth biology via a novel and proprietary ER formulation designed to maximize the total plasma concentrations of minoxidil known to grow hair without inducing changes in cardiac activity. We believe that our efforts mark the first attempt to bring an ER formulation of minoxidil to patients with these optimized pharmacokinetic, or PK, and pharmacodynamic, or PD, qualities that raise the ceiling of hair growth.
Our Corporate Information
We were originally incorporated on October 5, 2019, as VeraDermics, Incorporated, a Texas corporation. On September 15, 2021, we converted to a Delaware corporation. Our principal executive offices are located at 470 James St., New Haven, Connecticut 06513, and our telephone number is (228) 372-3376. Our corporate website address is www.veradermics.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including reduced disclosure about our executive compensation arrangements, exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments and exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions until the last day of the fiscal year following the fifth anniversary of the closing of our initial public offering, or IPO, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.235 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one Annual Report on Form 10-K) or we issue more than $1.0 billion of non-convertible debt securities over a three year period. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We may choose to take advantage of some, but not all, of the available exemptions.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. Therefore, the reported results of operations contained in our financial statements may not be directly comparable to those of other public companies.
We are also a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will continue to be a smaller reporting company as long as (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company until the fiscal year following the determination that we no longer meet the requirements necessary to be considered a smaller reporting company.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the risks described below and those discussed under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 31, 2026, or our Annual Report, and in our subsequent filings with the SEC, together with the other information contained or incorporated by reference in this prospectus, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our audited financial statements and the related notes in our Annual Report and in our subsequent filings with the SEC. The events discussed below may occur and adversely impact our business, financial condition, results of operations and prospects, which may cause the trading price of our common stock to decline, resulting in you losing all or part of your investment.
Risks Related to Ownership of Our Common Stock
The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of our common stock issuable upon the exercise of the Pre-Funded Warrants), or the perception that such sales may occur, may cause the market price of our common stock to decline significantly.
The Resale Shares represent a substantial percentage of our total outstanding common stock as of the date of this prospectus. The Resale Shares being offered for resale in this prospectus represent approximately 40.6% of our total outstanding common stock as of June 30, 2026, assuming the exercise of the Pre-Funded Warrants into shares of common stock without giving effect to beneficial ownership limitations, if any. The sale of the Resale Shares in the public market, or the perception that holders of a large number of securities intend to sell their securities, could significantly reduce the market price of our common stock.
We cannot predict if and when the selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

DESCRIPTION OF PRIVATE PLACEMENT
In May 2026, we closed a private placement, or the Private Placement, pursuant to a securities purchase agreement, or the Purchase Agreement, dated April 29, 2026, among us and certain entities affiliated with Montanova Capital (f/k/a Suvretta Capital), each, a PIPE Investor or collectively, the PIPE Investors, in which the Company sold to the PIPE Investors the Pre-Funded Warrants to purchase an aggregate of 300,000 shares of common stock, at an offering price of $99.99999 per Pre-Funded Warrant. The gross proceeds of the Private Placement were approximately $30.0 million, before deducting placement agent fees and other expenses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements concerning:
■the initiation, timing, enrollment, progress, results, and cost of our research and development programs, and our current and future preclinical and clinical studies, including statements regarding the timing of initiation or completion of our clinical trials for VDPHL01 and our other product candidates, and related preparatory work, and the period during which the results of the trials will become available;
■our regulatory strategy and the timing of our planned NDA submission for VDPHL01;
■the success, cost and timing of our clinical development of VDPHL01 and our other product candidates;
■our ability to initiate, recruit and enroll patients in and conduct our clinical trials at the pace that we project;
■the timing of and our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations or warnings in the label of any of our product candidates, if approved;
■our ability to compete with companies currently selling, marketing or engaged in the development of treatments for diseases that our product candidates are designed to target, including PHL;
■our reliance on third parties to conduct our clinical trials;
■our reliance on third parties to manufacture drug substance for use in our clinical trials;
■our estimates regarding the size and growth potential of the commercial opportunity for VDPHL01 and our other current product candidates or other product candidates we may identify and pursue, and our ability to serve those markets;
■our ability to expand our pipeline through collaborations, partnerships and other transactions with third parties;
■our ability to identify and advance through clinical development any additional product candidates;
■the commercialization of VDPHL01 and our other current product candidates and any other product candidates we may identify and pursue, if approved, including our ability to successfully build commercial infrastructure or enter into collaborations with third parties to market our current product candidates and any other product candidates we may identify and pursue;
■the effectiveness of physician outreach and education, direct-to-consumer advertising, telehealth engagement and social media campaigns on physician and patient adoption rates;
■our ability to develop and commercialize products that are considered by physicians, patients and payors as medically and/or financially differentiated as compared to competitive products;
■our ability to retain and recruit key personnel;
■our ability to obtain, maintain and successfully enforce adequate intellectual property rights;
■our patent portfolio, including issued, allowed and pending applications, and plans for future applications;
■our expectations about patient willingness to pay, the effect of macroeconomic conditions on discretionary spending and implications of limited or no third-party payor coverage and reimbursement on VDPHL01, if approved;
■our estimates of our expenses, ongoing losses, capital requirements and our needs for or ability to obtain additional financing;
■our expected uses of our existing cash, cash equivalents and marketable securities and the sufficiency of such capital resources to fund our future operating expenses and capital expenditure requirements;
■our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
■our financial performance;
■developments and projections relating to our competitors or our industry; and
■other risks and uncertainties, including those listed under the section titled “Risk Factors.”

The forward-looking statements in this prospectus or in the documents incorporated by reference herein are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the dates of each document and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections in this prospectus titled “Risk Factors” and the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and elsewhere in this prospectus. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the dates of each document and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Except as required by applicable law, we are not obligated to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS
All of the Resale Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their Resale Shares, and we will bear the reasonable fees of one counsel for the Selling Stockholders, all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive proceeds from the exercise of the Pre-Funded Warrants to the extent any are exercised for cash but not from the sale of the shares of common stock issuable upon such exercise. If any of the Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise. Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of Pre-Funded Warrants to fund the general corporate purposes, which may include commercial launch activities, developing our commercialization infrastructure, expanding our manufacturing capabilities, manufacturing of our product candidates, funding research, clinical and process development, increasing our working capital, and acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures.

DIVIDEND POLICY
We have never declared or paid any dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. Our ability to pay cash dividends on our capital stock in the future may also be limited by the terms of any preferred securities we may issue or agreements governing any indebtedness we may incur.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section titled “Executive and Director Compensation,” included in our Annual Report, which is incorporated by reference herein. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.
Private Placements
Series A-4 Preferred Stock
In April 2023, we entered into a Series A-4 Preferred Stock Purchase Agreement pursuant to which we issued an aggregate of 4,965,572 shares of our Series A-4 Preferred Stock at a purchase price of $3.0208 per share. Each share of our Series A-4 Preferred Stock converted into shares of our common stock immediately prior to the consummation of our IPO, including adjustments in connection with the 1-for-10.067 reverse stock split of our common stock, which was effected on January 27, 2026. The following table summarizes the Series A-4 Preferred Stock issued to our directors, executive officers and beneficial holders of more than 5% of our capital stock:

Purchaser	Shares of Series A-4 Preferred Stock	Aggregate Purchase Price of Shares Purchased ($)
Entities affiliated with J.W. Childs Associates(1)	1,655,191	5,000,001
Entities Affiliated with ChemWerth, Inc.	827,595	2,499,999
Connecticut Innovations, Incorporated	794,491	2,399,998
Therapeutics, Inc.	354,212	1,070,004
Mediqventures Limited	331,038	1,000,000
Trusts affiliated with Vladimir Coric(2)	331,038	1,000,000
Christopher S. Eklund Trust U/A/D 8/31/2000	281,382	849,999

(1)Mr. Childs, a member of our board of directors, serves as Chairman of J.W. Childs Associates, L.P. Entities related to J.W. Childs Associates beneficially own more than 5% of our capital stock.
(2)Dr. Coric, a member of our board of directors, is a beneficiary of the Vladimir Coric Family Trust 2013 and the Vladimir Coric Marital Trust 2013, each of which is administered by Elizabeth Ann Coric as trustee. Trusts affiliated with Vladimir Coric beneficially own more than 5% of our capital stock.
Series B Preferred Stock
In November 2024, we entered into a Series B Preferred Stock Purchase Agreement, or the Series B Preferred Stock Purchase Agreement, pursuant to which we issued an aggregate of 62,245,805 shares of our Series B Preferred Stock at a purchase price of $1.2049 per share. Where applicable, the payment of the purchase price consisted of or included the automatic conversion of certain convertible promissory notes, representing an aggregate outstanding principal amount and accrued interest of $10.4 million, into 8,661,917 shares of Series B Preferred Stock. Each share of our Series B Preferred Stock converted into shares of our common stock immediately prior to the consummation of our IPO, including adjustments in connection with the 1-for-10.067 reverse stock split of our common stock, which was effected on January 27, 2026. The following table summarizes the Series B Preferred Stock issued to our directors, executive officers and beneficial holders of more than 5% of our capital stock:

Purchaser	Shares of Series B Preferred Stock	Aggregate Purchase Price of Shares Purchased ($)	Aggregate Principal Amount of Converted Convertible Promissory Notes ($)
Longitude Venture Partners V, L.P.(1)	12,449,165	14,999,999	—
Entities affiliated with J.W. Childs Associates(2)	9,129,388	6,151,611	4,848,389
Entities affiliated with Montanova Capital(3)	8,299,443	9,999,999	—
Citadel Multi-Strategy Equities (Surveyor)	6,224,582	7,499,999	—
Therapeutics, Inc.	3,533,209	3,032,917	1,224,246
Connecticut Innovations, Incorporated	7,413,807	8,932,896	—
Trusts affiliated with Vladimir Coric(4)	2,995,836	2,748,006	861,677
Christopher S. Eklund Trust U/A/D 8/31/2000	1,872,561	1,117,551	1,138,698
Entities affiliated with ChemWerth, Inc.	873,308	—	1,052,250

(1)Mr. Enright, a member of our board of directors, is co-founder and serves as a Managing Director of Longitude Capital Management Co., LLC, an entity affiliated with Longitude Venture Partners V, L.P, or LVPV. LVPV beneficially owns more than 5% of our capital stock.
(2)Mr. Childs, a member of our board of directors, serves as Chairman of J.W. Childs Associates, L.P. Entities related to J.W. Childs Associates beneficially own more than 5% of our capital stock.
(3)Dr. Friedman, a member of our board of directors, serves as a Managing Director of Montanova Capital. Dr. Birdsey-Benson, a former member of our board of directors, serves as a Managing Director of Montanova Capital. Entities related to Montanova Capital beneficially own more than 5% of our capital stock.
(4)Dr. Coric, a member of our board of directors, is a beneficiary of the Vladimir Coric Family Trust 2013 and the Vladimir Coric Marital Trust 2013, each of which is administered by Elizabeth Ann Coric as trustee. Trusts affiliated with Vladimir Coric beneficially own more than 5% of our capital stock.
Series C Preferred Stock
In October 2025, we entered into a Series C Preferred Stock Purchase Agreement pursuant to which we issued an aggregate of 118,682,683 shares of our Series C Preferred Stock at a purchase price of $1.2723 per share. Each share of our Series C Preferred Stock converted into shares of our common stock immediately prior to the consummation of our IPO, including adjustments in connection with the 1-for-10.067 reverse stock split of our common stock, which was effected on January 27, 2026. The following table summarizes the Series C Preferred Stock issued to our directors, executive officers and beneficial holders of more than 5% of our capital stock:

Purchaser	Shares of Series C Preferred Stock	Aggregate Purchase Price of Shares Purchased ($)
Entities affiliated with Longitude Capital(1)	23,579,344	30,000,000
Entities affiliated with SR One(2)	19,649,453	24,999,999
Entities affiliated with Viking Global	15,719,562	19,999,999
Entities affiliated with Montanova Capital(3)	9,431,736	11,999,998
Citadel Multi-Strategy Equities (Surveyor)	7,859,781	9,999,999
Entities affiliated with J.W. Childs Associates(4)	5,242,474	6,670,000
Vladimir Coric(5)	2,750,923	3,499,999

(1)Mr. Enright, a member of our board of directors, is co-founder and serves as a Managing Director of Longitude Capital Management Co., LLC, an entity affiliated with LVPV and L103. LVPV and L103 collectively beneficially own more than 5% of our capital stock.
(2)Dr. Pance, a member of our board of directors, serves as a Senior Associate at SR One Capital Management. Entities related to SR One beneficially own more than 5% of our capital stock.

(3)Dr. Friedman, a member of our board of directors, serves as a Managing Director of Montanova Capital. Dr. Birdsey-Benson, a former member of our board of directors, serves as a Managing Director of Montanova Capital. Entities related to Montanova Capital beneficially own more than 5% of our capital stock.
(4)Mr. Childs, a member of our board of directors, serves as Chairman of J.W. Childs Associates, L.P. Entities related to J.W. Childs Associates beneficially own more than 5% of our capital stock.
(5)Dr. Coric, a member of our board of directors, is a beneficiary of the Vladimir Coric Family Trust 2013 and the Vladimir Coric Marital Trust 2013, each of which is administered by Elizabeth Ann Coric as trustee. Trusts affiliated with Vladimir Coric beneficially own more than 5% of our capital stock.
2026 Private Placement
In May 2026, we closed the Private Placement, pursuant to the Purchase Agreement, among us and the PIPE Investors, in which we sold to the PIPE Investors the Pre-Funded Warrants at an offering price of $99.99999 per Pre-Funded Warrant. The gross proceeds of the Private Placement were approximately $30.0 million, before deducting placement agent fees and other expenses. Dr. Friedman, a member of our board of directors, serves as a Managing Director of Montanova Capital. Dr. Birdsey-Benson, a former member of our board of directors, serves as a Managing Director of Montanova Capital. Entities related to Montanova Capital beneficially own more than 5% of our capital stock.
Investors’ Rights Agreement
We are party to a Third Amended and Restated Investors’ Rights Agreement, or the Investors’ Rights Agreement, with pre-IPO stockholders. Pursuant to the terms of the Investors’ Rights Agreement, we granted these stockholders certain information rights and the right to participate in future stock issuances, which rights terminated upon the consummation of our IPO. The Investors’ Rights Agreement also grants these stockholders certain registration rights. See the section titled “Description of Capital Stock-Registration Rights” for additional information regarding these registration rights. Other provisions of the Investors’ Rights Agreement terminated upon the consummation of our IPO.
Director Affiliations
Some of our directors are affiliated with and have served on our board of directors as representatives of entities which beneficially own or owned 5% or more of our voting securities, as indicated in the table below:

Director	Affiliated Stockholder
David Friedman, M.D.	Entities affiliated with Montanova Capital
John W. Childs	Entities affiliated with J.W. Childs Associates
Patrick Enright	Entities affiliated with Longitude Capital
Katarina Pance, Ph.D.	Entities affiliated with SR One

Agreements with Therapeutics, Inc.
In September 2020, we entered into the MSA and the Collaboration Agreement with TI. The MSA and Collaboration Agreement are described in more detail in the section titled “Business-Agreements with Therapeutics, Inc.” in our Annual Report. Pursuant to the Collaboration Agreement, we issued TI a convertible promissory note with a principal amount of $0.5 million. On September 22, 2021, the convertible promissory note was converted into 238,008 shares of our Series A-2 Preferred Stock. In August 2024, we issued to TI a convertible promissory note with a principal amount of $1.2 million for committed research and development services. In November 2024, the convertible promissory note was converted into 1,016,056 shares of our Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement. Prior to the conversion, the aggregate principal amount and unpaid interest of the convertible promissory note was $1.2 million. During the years ended December 31, 2025, 2024 and 2023, we paid TI $45.0 million, $14.4 million and $5.9 million, respectively, in connection with the MSA and work orders thereunder. During the six months ended June 30, 2026, we paid TI $14.9 million in connection with the MSA and work orders thereunder. TI beneficially owned more than 5% of our capital stock during the years ended December 31, 2024 and 2023.
Agreement with ChemWerth, Inc.
In July 2022, we entered into a Development and Manufacturing Agreement, or the Development and Manufacturing Agreement with ChemWerth, Inc., or ChemWerth. In accordance with the Development and

Manufacturing Agreement, ChemWerth provides development and manufacturing services for the production of active pharmaceutical ingredients or drug substances identified by the Company. In May 2023, we issued to ChemWerth a promissory note with principal amount of $0.8 million, and in August 2024, we issued to ChemWerth a convertible note with principal amount of $0.3 million, each in connection with the Development and Manufacturing Agreement. In November 2024, we repaid the promissory note, including accrued interest, in full with proceeds from our Series B Preferred Stock financing, and the convertible note, including accrued interest, was converted into 873,308 shares of our Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement. Prior to the repayment of the promissory note and the conversion of the convertible note, the aggregate principal amount and unpaid interest of the promissory note and the convertible note was $0.8 million and $0.3 million, respectively. During the years ended December 31, 2025, 2024 and 2023, we paid ChemWerth $0.5 million, $1.1 million and $2.7 million, respectively, in connection with the Development and Manufacturing Agreement. ChemWerth and its affiliates together beneficially owned more than 5% of our capital stock during the years ended December 31, 2024 and 2023.
Agreements with Green Line Talent Group LLC
From December 2024 to July 2025, we entered into certain talent search agreements with Green Line Talent Group LLC, or Green Line, pursuant to which we retained Green Line on an exclusive basis to provide end-to-end recruitment services for various roles at the Company. During the year ended December 31, 2025, we paid Green Line $0.2 million pursuant to the talent search agreements. During the six months ended June 30, 2026, we paid Green Line $0.4 million pursuant to the talent search agreements. The Green Line Agreements may be considered a related party transactions because Kristen Nielsen, a Partner at Green Line, is the spouse of Mr. Carrano, our Chief Financial Officer. The Green Line agreements were negotiated on an arm’s-length basis and are market rate transaction on terms that we believe are no less favorable than would have been reached with an unrelated third party.
Director and Officer Indemnification and Insurance
We have agreed to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Related Person Transactions Policy
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked with considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

SELLING STOCKHOLDERS
We are registering the Resale Shares to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to (i) 16,772,058 shares of common stock and (ii) 300,000 shares of common stock issuable upon the exercise of the Pre-Funded Warrants. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part. The selling stockholders may sell some, all or none of their shares of our common stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.
The information regarding shares beneficially owned after the offering assumes the sale of all shares of our common stock offered by the selling stockholders. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of our common stock set forth opposite such person’s name.
The following table sets forth the name of each selling stockholder, the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of June 30, 2026, the number of shares of our common stock that may be offered under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Stock. Generally, a person “beneficially owns” shares of the Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days of June 30, 2026.
The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each selling stockholder includes all shares of our common stock beneficially held by such selling stockholder as of June 30, 2026. Because each selling stockholder may dispose of all, none or some portion of their shares of our common stock, no estimate can be given as to the number of shares of our common stock that will be beneficially owned by a selling stockholder upon termination of this offering.
For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire or dispose of beneficial ownership of any additional shares of our common stock during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, any or all of their shares of our common stock or interests in shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

			Beneficial Ownership After this Offering(3)
Name(1)	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Offered	Shares	%(2)
Entities affiliated with Longitude Capital(4)	4,653,873	4,653,873	-	-
Entities affiliated with Montanova(5)	4,468,970	4,468,970	-	-
Entities affiliated with SR One(6)	2,401,868	2,401,868	-	-
Entities affiliated with J.W. Childs Associates(7)	2,202,006	2,202,006	-	-
Reid Waldman, M.D.(8)	903,138	234,908	668,230	1.6%
Timothy Durso, M.D.(9)	580,031	234,907	345,124	*
John W. Childs(7)	2,202,006	2,202,006	-	-
Vlad Coric, M.D.(10)	654,755	651,089	3,666	*
Jane Grant-Kels, M.D.(11)	22,431	22,431	-	-

*Represents beneficial ownership of less than one percent.
(1)All information regarding selling stockholders was provided by the selling stockholders.
(2)Percentage ownership is based on a denominator equal to the sum of (i) 41,780,136 shares of common stock outstanding as of June 30, 2026 and (ii) the number of shares of common stock issuable upon exercise or conversion of convertible securities beneficially owned by the applicable selling stockholder.
(3)Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.
(4)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 2,600,399 shares of common stock held by Longitude Venture Partners V, L.P., or LVPV and (ii) 2,053,474 shares of common stock held by Longitude 103.8 East, L.P., or L103. Longitude Capital Partners V, LLC, or LCPV is the general partner of LVPV and may be deemed to have voting, investment and dispositive power with respect to these securities. Longitude 103.8 East Partners, LLC, or L103P is the general partner of L103 and may be deemed to have voting, investment and dispositive power with respect to these securities. Patrick G. Enright, a member of our Board, and Juliet Tammenoms Bakker are the managing members of each of LCPV and L103P, and may each be deemed to share voting, investment and dispositive power with respect to these securities. Each of LVPV, LCPV, L103, L103P, Mr. Enright and Ms. Tammenoms Bakker disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. The address for these individuals and entities is 2740 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025.
(5)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 149,000 shares of common stock issuable upon exercise of the Pre-Funded Warrants held by Averill Master Fund, Ltd., or Averill Master Fund, (ii) 151,000 shares of common stock issuable upon exercise of the Pre-Funded Warrants held by Averill Madison Master Fund, Ltd., or Averill Madison Fund, (iii) 3,648,538 shares of common stock held by Averill Master Fund and (iv) 520,432 shares of common stock held by Averill Madison Fund. The Pre-Funded Warrants are subject to a beneficial ownership limitation whereby the holder cannot exercise any of the Pre-Funded Warrants to the extent that holder, together with the Attribution Parties, would beneficially own, immediately prior to or following any such exercise, more than 9.99% of the Company’s outstanding shares of common stock following such exercise. The number of shares of common stock in the column “Shares of Common Stock Offered” includes all of 300,000 shares of common stock issuable upon exercise of the Pre-Funded Warrants, without giving effect to such beneficial ownership limitation. Montanova Capital, LLC (“Montanova”) is the investment manager of the Averill Funds. Aaron Cowen is a control person of Montanova and as such may be deemed to beneficially own these shares. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein. David Friedman, M.D., a member of our Board, is a Managing Director at Montanova. The principal business address of Montanova is 11 E. 26th St., 16th Floor, New York, NY 10010.
(6)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 1,621,121 shares of common stock held by SR One Capital Fund II Aggregator, LP, or SR One Capital Fund II Aggregator and (ii) 780,747 shares of common stock held by AMZL, LP, or AMZL. SR One Capital Fund II Aggregator is directly controlled by its general partner, SR One Capital Partners II, LP, or SR One Capital Partners. AMZL is directly controlled by its general partner, SR One Capital SMA Partners, LP, or SMA Partners. SMA Partners and SR One Capital Partners are directly controlled by their general partners, SR One Capital Management, LLC, or SR One Capital Management, and Simeon George, M.D. controls SR One Capital Management. Accordingly, each of SR One Capital Management and Simeon George, M.D. may be deemed to have voting and dispositive power with respect to the 2,401,868 shares of common stock held of record by SR One Fund II Aggregator and AMZL. Katarina Pance, Ph.D. is a Principal at SR One Capital Management, LP, an entity affiliated with SR One Fund II Aggregator and AMZL, and a member of our board of directors, and has no voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of her actual pecuniary interest therein. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein. The address for these entities is 929 Main Street, Suite 200, Redwood City, California, 94063.
(7)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 1,907,889 shares of common stock held by J.W. Childs Associates (FL), L.P. and (ii) 294,117 shares of common stock held by John W. Childs 2013 Revocable Trust. John W. Childs 2013 Revocable Trust is the sole owner of J.W. Childs Associates (FL), L.P. John W. Childs, a member of our Board, is Trustee of John W. Childs 2013 Revocable Trust and may be deemed to hold voting and dispositive power with respect to these securities. The principal business address of J.W. Childs Associates (FL), L.P. is 180 Lakeview Avenue, Suite 2500, West Palm Beach, FL 33401.

(8)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 234,908 shares of common stock held directly and (ii) 668,230 shares of common stock underlying outstanding stock options exercisable within 60 days of June 30, 2026. Reid Waldman is our Chief Executive Officer and a member of our Board.
(9)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 118,190 shares of common stock held directly, (ii) 116,717 shares of common stock held in trust and (iii) 345,124 shares of common stock underlying outstanding stock options exercisable within 60 days of June 30, 2026. Tim Durso is our President.
(10)The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 129,939 shares of common stock held directly, (ii) 521,150 shares of common stock held in trust and (iii) 3,666 shares of common stock underlying outstanding stock options exercisable within 60 days of June 30, 2026. Vlad Coric, M.D., is a member of our Board.
(11)Consists of (i) 2,455 shares of common stock held directly and (ii) 19,976 shares of common stock held in trust. Jane Grant-Kels, M.D. is a member of our Board.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to our restated certificate of incorporation and amended and restated bylaws that are currently in effect. Copies of these documents are filed as exhibits to the registration statement of which this prospectus is a part.
General
Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.00001 per share, and 25,000,000 shares of preferred stock, with a par value of $0.00001 per share, all of which preferred stock is undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Registration Rights
On October 14, 2025, we entered into a Third Amended and Restated Investors’ Right Agreement, or the Investors’ Rights Agreement, with certain holders of our capital stock, or the Investors, including the purchasers of our Series C Preferred Stock and other specified stockholders.
The Investors’ Rights Agreement grants the parties thereto certain registration rights in respect of the “registrable securities” held by them, which securities include (i) shares of our common stock issued or issuable upon conversion of our preferred stock (ii) shares of our common stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors following the date of the Investors’ Rights Agreement, and (iii) any common stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii). The registration of shares of our common stock pursuant to the exercise of these registration rights will enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Under the Investors’ Rights Agreement, we will pay all expenses relating to such registrations, including the reasonable fees of one counsel for the participating holders, and the holders will pay all underwriting discounts, selling commissions and stock transfer taxes relating to the sale of their shares. The Investors’ Rights Agreement also includes customary indemnification and procedural terms.
Holders of shares of our common stock (after giving effect to the conversion of preferred stock into shares of our common stock) are entitled to such registration rights pursuant to the Investors’ Rights Agreement. These registration rights will expire on the earlier of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration and (ii) the fifth anniversary of the consummation of our IPO.
Demand Registration Rights
The holders of at least 35% of the registrable securities then outstanding may request that we file a registration statement on Form S-1 with respect to a majority of the registrable securities then outstanding, if the aggregate offering price of the registrable securities requested to be registered would exceed $20 million.
Once we are eligible to use a registration statement on Form S-3, the holders of not less than 20% of the registrable shares then outstanding may request that we file a registration statement on Form S-3 with respect to such holders’ registrable securities then outstanding, if the aggregate offering price of the registrable securities requested to be registered would exceed $1 million.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the stockholders party to the Investors’ Rights Agreement will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-4 or S-8, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations.
Anti-takeover Effects of Our Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Our restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors, but which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors.
These provisions include:
Classified board. Our restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.
Action by written consent; special meetings of stockholders. Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our restated certificate of incorporation and the bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors. Except as described above, stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.
Removal of directors. Our restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board of directors.
Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Supermajority approval requirements. The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our restated certificate of incorporation and bylaws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to our restated certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum
Our restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the DGCL, our restated certificate of incorporation or amended and restated bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or amended and restated bylaws, (v) any claim against the Company governed by the internal affairs doctrine, and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act, brought in any action asserting one or more of the claims specified in clauses (a)(i) through (v) herein above, each a Covered Claim. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.
Our restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions contained in our restated certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Limitations of Liability and Indemnification Matters
For a discussion of liability and indemnification, see the section titled “Executive and Director Compensation-Limitations on Liability and Indemnification,” included in our Annual Report, which is incorporated by reference.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120-4100.
Listing
Our common stock is listed on the NYSE under the symbol “MANE.”

DESCRIPTION OF PRE-FUNDED WARRANTS
The following is a summary of certain terms and conditions of the pre-funded warrants. The following description is subject in all respects to the provisions contained in the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Term
The pre-funded warrants do not expire.
Exercisability
The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of our common stock on the exercise date.
Exercise Limitations
We may not effect the exercise of any portion of any pre-funded warrant, and a holder of any pre-funded warrant will not have the right to exercise any portion of any pre-funded warrant, and any such exercise shall be null and void and cancelled ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the holder, together with the Attribution Parties, collectively beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 9.99% (the “Maximum Percentage”) of the shares of common stock that would be issued and outstanding following such exercise. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us.
“Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect affiliates of the holder, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the holder or any Attribution Parties and (iii) any other Persons whose beneficial ownership of our common stock would or could be aggregated with the holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the holder and all other Attribution Parties to the Maximum Percentage.
Exercise Price
The exercise price of our common stock purchasable upon the exercise of the pre-funded warrants is $0.00001 per share. The exercise price of the pre-funded warrants and the number of shares of common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain dividends and distributions, stock splits, share combinations, reclassifications or similar events affecting our common stock, as well as upon any distribution of assets, including cash, shares or other property, to our stockholders.
Transferability
Subject to the restrictions on transfer set forth in the pre-funded warrants and applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing
There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for the listing of the pre-funded warrants on NYSE, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions
Upon the consummation of a fundamental transaction (as described in the pre-funded warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock), the holders of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants (the “Alternate Consideration”). We will not effect any fundamental transaction in which we are not the surviving entity or the Alternate Consideration includes securities of another person unless (i) the alternate consideration is solely cash and we provide for the simultaneous “cashless exercise” of any pre-funded warrant or (ii) prior to or simultaneously with the consummation of a fundamental transaction, any successor to us, surviving entity or person (including any purchaser of our assets) will assume the obligation to deliver to the holder such Alternate Consideration as the holder may be entitled to receive and the other obligations under any pre-funded warrant.
Warrant Agent
We are initially serving as the warrant agent under the pre-funded warrants.
No Rights as Stockholder
Except by virtue of such holder’s ownership of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the pre-funded warrant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our common stock. This summary is based upon the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is not classified as a partnership and is not:
■an individual who is a citizen or resident of the United States;
■a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
■an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or
■a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
■This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including any impact of any alternative minimum tax, any estate or gift tax, the special tax accounting rules under Section 451(b) of the Code or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
■U.S. expatriates and former citizens or long-term residents of the United States;
■persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
■banks, insurance companies and other financial institutions;
■brokers, dealers or traders in securities;
■“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
■partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);
■tax-exempt organizations or governmental organizations;
■persons deemed to sell our common stock under the constructive sale provisions of the Code;
■persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
■tax-qualified retirement plans;
■persons who hold common stock that constitutes “qualified small business stock” under Section 1202 of the Code, or “Section 1244 stock” under Section 1244 of the Code;
■persons who acquired our common stock in a transaction subject to the gain rollover provisions of the Code (including Section 1045 of the Code);
■persons that acquired our common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;
■persons who have elected to mark securities to market;
■persons that own, or have owned, actually or constructively, more than 5% of our common stock; and
■“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.
There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Distributions on Our Common Stock
We do not currently expect to make distributions with respect to our common stock. If we make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “-Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussions below regarding effectively connected income and under the sections titled “-Additional Withholding and Reporting Requirements” and “-Backup Withholding and Information Reporting.”
Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with an appropriate IRS Form W-8 establishing a reduction or exemption, such as:
■IRS Form W-8BEN or W-8BEN-E (or successor form) certifying, under penalties of perjury, a reduction or exemption in withholding under an applicable income tax treaty, or
■IRS Form W-8ECI (or successor form) certifying that a dividend paid on our common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).
The certification requirement described above must be provided to us or our agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries or are pass-through entities for U.S. federal income tax purposes.
Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for reduction or exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although eligible for a reduction or exemption from the withholding tax as described above (provided that the certification requirement described above is satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to

30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income, as adjusted for certain items.
Non-U.S. Holders that do not timely provide us or our agent with the required certification, but which are eligible for a reduced rate of or exemption from U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock
Subject to the discussions below under the sections titled “-Additional Withholding and Reporting Requirements” and “-Backup Withholding and Information Reporting,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock, unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (2) we are or have been a “United States real property holding corporation,” as defined in the Code, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (3) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
If the first exception described above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses). If the third exception described above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).
With respect to the second exception described above, generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market at any time during the calendar year in which the disposition occurs and the Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period.
Additional Withholding and Reporting Requirements
The Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code, and related Treasury regulations, together with other U.S. Treasury Department and IRS guidance issued thereunder, or FATCA, impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on our common stock, paid to (1) a “foreign financial institution” (as defined under FATCA) unless such institution furnishes proper documentation (typically on IRS Form W-8BEN-E) evidencing either (i) an exemption from FATCA withholding, (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or (2) a “non-financial foreign entity” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial U.S. beneficial owners of such entity (if any). An intergovernmental agreement between the United States and an applicable foreign country, and legislation, rules and other official guidance adopted pursuant to such intergovernmental agreement, may modify these requirements.
The IRS and the U.S. Treasury Department have issued proposed regulations on which taxpayers may rely providing that these withholding rules will not apply to the gross proceeds of a sale or other disposition of shares of our common stock. Prospective investors should consult their own tax advisors regarding the effect of FATCA on their ownership and disposition of our common stock.
Backup Withholding and Information Reporting
We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to the holder and the tax withheld, if any, with respect to the distributions. Non-U.S. Holders may have to comply with specific certification procedures (such as the provision of a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E) to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above under the section titled “-Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including the availability of and procedure for obtaining an exemption from backup withholding.
Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares of our common stock or interests therein:
■distributions to members, partners, stockholders or other equityholders of the selling stockholders;
■ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
■block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
■purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
■an exchange distribution in accordance with the rules of the applicable exchange;
■privately negotiated transactions;
■short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
■through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
■broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
■a combination of any such methods of sale; and
■any other method permitted pursuant to applicable law.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. In connection with the sale of our shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of the shares of our common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The selling stockholders also may resell all or a portion of the shares of our common stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales of shares covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement to become effective and keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such 120 day period shall be extended for a period of time equal to the period the selling stockholder refrains, at the request of an underwriter of common stock (or other securities) of the Company, from selling any securities included in such registration.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
The financial statements of Veradermics, Incorporated as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto.
Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be accessed at the SEC’s website referenced above. We also intend to make this information available on the investor relations section of our website, which is located at www.veradermics.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference in this prospectus and the registration statement of which this prospectus form a part the information or documents listed below that we have filed with the SEC:
■our Annual Report, filed with the SEC on March 30, 2026;
■our Quarterly Report, filed with the SEC on May 12, 2026;
■our Current Reports on Form 8-K filed with the SEC on February 5, 2026, April 27, 2026, May 1, 2026 and July 15, 2026; and
■the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on February 3, 2026 as updated by Exhibit 4.3 to our Annual Report, filed with the SEC on March 30, 2026, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish at no cost to you, on written or oral request, a copy of any or all of the reports or documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Veradermics, Incorporated, 470 James Street, New Haven, CT 06513, telephone (228) 372-3376. You also may access these filings on our website at www.veradermics.com. We do not incorporate the information on our website in this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.
You may read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, we must file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available on the website of the SEC referred to above.

Veradermics, Incorporated
Up to 16,772,058 Shares of Common Stock
Up to 300,000 Shares of Common Stock Underlying Pre-Funded Warrants

PRELIMINARY PROSPECTUS

, 2026

PART II
Information Not Required in Prospectus
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of common stock being registered. All amounts are estimates except for the SEC registration fee:

Item	Amount To Be Paid
SEC registration fee	$234,327
Printing and engraving expenses	$110,100
Legal fees and expenses	$40,000
Accounting fees and expenses	$50,000
Transfer agent fees and expenses	$—
Miscellaneous expenses	$—
Total	$434,427

Item 14. Indemnification of Directors and Officers.
As permitted by Section 102(b)(7) of the DGCL, we plan to include in our restated certificate of incorporation a provision to eliminate the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors or officers, subject to certain exceptions. In addition, our restated certificate of incorporation and bylaws will provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified, in each case except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty. Section 145(a) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
We have entered into indemnification agreements with our directors and certain of our officers. These indemnification agreements provide broader indemnity rights than those provided under the DGCL and our restated certificate of incorporation. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.
Item 15. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since July 31, 2023. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration. The issuances of the below securities were exempt either pursuant to Rule 701, as transactions pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as transactions by an issuer not involving a public offering.
(a)Grants of Stock Options
Equity Awards
In 2026 to date, the Company granted an aggregate of 1,860,169 stock options to certain of our directors, executive officers and other employees, with a weighted-average exercise price of $20.16 per share, pursuant to the 2026 Plan.
In 2026 to date, 18,865 shares of our Common Stock were issued upon the exercise of stock options at a weighted-average exercise price of $12.49 per share.
In February 2025, the Company repriced and granted an aggregate of 279,208 stock options to employees and other individuals, with an exercise price of $12.19 per share, pursuant to the 2021 Plan.
In 2025, the Company granted an aggregate of 2,866,462 stock options to certain employees, with an exercise price of $12.79 per share, pursuant to the 2021 Plan.
In 2025, the Company granted an aggregate of 580,400 stock options to certain employees, with an exercise price of $12.19 per share, pursuant to the 2021 Plan.
In 2025, 12,827 shares of our Common Stock were issued upon the exercise of stock options at a weighted-average exercise price of $12.19 per share.
(b)Issuances of Convertible Preferred Stock
In November 2025, the Company issued 12,575,650 shares of Series C Preferred Stock at a purchase price of $1.2723 per share, for an aggregate purchase price of approximately $16.0 million.
In October 2025, the Company issued 106,107,033 shares of Series C Preferred Stock at a purchase price of $1.2723 per share, for an aggregate purchase price of approximately $135.0 million.
In February 2025, the Company issued 4,923,974 shares of Series B Preferred Stock at a purchase price of $1.2049 per share, for an aggregate purchase price of approximately $5.9 million.
In January 2025, the Company issued 2,074,860 shares of Series B Preferred Stock at a purchase price of $1.2049 per share, for an aggregate purchase price of approximately $2.5 million.

In November 2024, the Company issued and sold 55,246,971 shares of Series B Preferred Stock at a purchase price of $1.2049 per share, for an aggregate purchase price of approximately $66.2 million, including the conversion of certain convertible promissory notes, representing an aggregate outstanding principal amount and accrued interest of $10.4 million, into 8,661,917 shares of Series B Preferred Stock.
In April 2023, the Company issued and sold 4,965,572 shares of Series A-4 Preferred Stock at a purchase price of $3.0208 per share, for an aggregate purchase price of approximately $15.0 million.
(c)Issuances of Convertible Notes
In August 2024, the Company issued and sold an aggregate of $9.9 million of convertible promissory notes to several investors. In November 2024, concurrently with the issuance and sale of Series B Preferred Stock, such notes, representing an aggregate outstanding principal amount and accrued interest of $10.4 million, were automatically converted into an aggregate of 8,661,917 shares of Series B Preferred Stock.
(d)Private Placement Issuance
In May 2026, we closed the Private Placement, pursuant to the Purchase Agreement, among us and the PIPE Investors, in which we sold to the PIPE Investors the Pre-Funded Warrants at an offering price of $99.99999 per Pre-Funded Warrant. The gross proceeds of the Private Placement were approximately $30.0 million, before deducting placement agent fees and other expenses.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits
See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.
(b)Financial Statement Schedules
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.
Item 17. Undertakings.
The undersigned Registrant hereby undertakes that:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
2.For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on February 5, 2026).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on February 5, 2026).

4.1	Specimen stock certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on January 28, 2026).

4.2
Third Amended and Restated Investors’ Rights Agreement, dated as of October 14, 2025 among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on January 28, 2026).

4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on May 1, 2026)

5.1*	Opinion of Ropes & Gray LLP.

10.1+
Master Service Agreement, between the Registrant and Therapeutics, Inc., dated as of September 21, 2020 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.2+
Collaboration Agreement, between the Registrant and Therapeutics, Inc., dated as of September 21, 2020 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.3#	VeraDermics, Incorporated 2021 Stock Plan and amendments (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.4#
Form of Stock Option Agreement (Employees - Time-Based) under VeraDermics, Incorporated 2021 Stock Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.5#
Form of Stock Option Agreement (Employees - Performance-Based) under VeraDermics, Incorporated 2021 Stock Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.6#	Veradermics, Incorporated 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.7#	Veradermics, Incorporated 2026 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 filed on February 5, 2026).

10.8#	Form of Non-Statutory Stock Option Agreement under the 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.9#
Form of Non-Statutory Stock Option Agreement for Non-Employee Directors under the 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.10#	Form of Incentive Stock Option Agreement under the 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.11#	Veradermics, Incorporated 2026 Cash Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.12#	Amended and Restated Employment Agreement between the Registrant and Reid Waldman (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on January 28, 2026).

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
10.13#	Amended and Restated Employment Agreement between the Registrant and Timothy Durso (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.14#	Employment Agreement between the Registrant and Dominic Carrano (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.15#
Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on January 28, 2026).

10.16	Securities Purchase Agreement by and among the Registrant and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on May 1, 2026).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on March 30, 2026).

23.1*	Consent of Deloitte & Touche LLP independent registered public accounting firm.

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*Filed herewith.
#Indicates management contract or compensatory plan.
+Portions of this exhibit (indicated by asterisks) have been redacted because they are both not material and the registrant customarily and actually treats such information as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, Connecticut, on the 7th day of August, 2026.

VERADERMICS, INCORPORATED

By:	/s/ Reid Waldman, M.D.
Reid Waldman, M.D.
Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reid Waldman and Dominic Carrano, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Reid Waldman, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	8/7/2026
Reid Waldman, M.D.

/s/ Dominic Carrano, CPA	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	8/7/2026
Dominic Carrano, CPA

/s/ David Friedman, M.D.	Director	8/7/2026
David Friedman, M.D.

/s/ John W. Childs	Director	8/7/2026
John W. Childs

/s/ Vlad Coric, M.D.	Director	8/7/2026
Vlad Coric, M.D.

/s/ Katarina Pance, Ph.D.	Director	8/7/2026
Katarina Pance, Ph.D.

/s/ Patrick Enright	Director	8/7/2026
Patrick Enright

/s/ Jane Grant-Kels, M.D.	Director	8/7/2026
Jane Grant-Kels, M.D.